Exhibit 10.1

FORM OF SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of April 26, 2022, by and among Isleworth Healthcare Sponsor I, LLC, a Delaware limited liability company (the “Sponsor Holdco”), the persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), Isleworth Healthcare Acquisition Corp., a Delaware corporation (“Parent”), and Cytovia Holdings, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Exchange Act) of 5,175,000 shares of Parent Common Stock and 4,912,000 Parent Warrants in the aggregate as set forth on Schedule I attached hereto (collectively, the “Parent Securities”);

WHEREAS, concurrently with the execution of this Sponsor Agreement, Parent, IHAC First Merger Sub, Inc., a Delaware corporation (“First Merger Sub”), IHAC Second Merger Sub LLC, a Delaware limited liability company (“Second Merger Sub”) and the Company entered into a Merger Agreement and Plan of Reorganization (as amended or modified from time to time, the “Merger Agreement”) pursuant to which, among other transactions, First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”), and immediately following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1    No Transfer. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 9.01 thereof (the earlier of (a) and (b), the “Expiration Time”), each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement and Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Parent Securities owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Parent Securities owned by such Sponsor (each transaction specified in clauses (i) and (ii), a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that (x) a Sponsor may Transfer his, her or its Parent Securities (A) to any other Sponsor that has entered into or otherwise agreed to be bound by this Sponsor Agreement or (B) to Private Placement Investors or to holders of Parent Common Stock in accordance with Section 7.10(f) of the Merger Agreement, subject to the transferee’s entry into a binding non-redemption agreement in connection with such Transfer that includes a waiver of Redemption Rights, or (y) (A) if a Sponsor is an individual, such Sponsor may Transfer any such Parent Securities (1) to any member of such Sponsor’s immediate family, or to a trust for the benefit of such Sponsor or any member of such Sponsor’s immediate family, the sole trustees of which are such Sponsor or any member of such Sponsor’s immediate family or (2) by will, other testamentary document or under the laws of intestacy upon the death of such Sponsor; or (B) if a Sponsor is an entity, such Sponsor may Transfer any Parent Securities to any partner, member, or affiliate of such Sponsor in accordance with the terms of the Parent Certificate of Incorporation; provided further, that in each case such transferee of such Parent Securities evidences in a writing reasonably satisfactory to the Company such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same extent as the Sponsor.

Section 1.2    New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Parent Securities or other equity securities of Parent are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Parent Securities owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Parent Securities or other equity securities of Parent after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any shares of Parent Common Stock or other equity securities of Parent after the date of this Sponsor Agreement (collectively, the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted Parent Securities owned by such Sponsor as of the date hereof.

Section 1.3    Closing Date Deliverable. On the Closing Date, each Sponsor that is a Parent Initial Stockholder shall deliver to Parent and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, in a form to be agreed to by the parties.

Section 1.4    Sponsor Agreements.

(a)    Hereafter until the Expiration Time, each Sponsor hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of Parent (or any adjournment or postponement thereof), or in any other circumstance in which the vote, consent or other approval of the shareholders of Parent is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its shares of Parent Common Stock to be counted as present thereat for purposes of establishing a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its shares of Parent Common Stock:

(i)    in favor of each Parent Proposal, including, without limitation, the approval and adoption of the Merger Agreement, the Mergers and the other Transaction Documents and the transactions contemplated thereby;

(ii)    against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Parent Proposals);

(iii)    against any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent;

(iv)    against any change in the business, management or the Parent Board (other than in connection with the Parent Proposals);

(v)    against any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Merger Agreement or any Merger, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Parent, First Merger Sub or Second Merger Sub under the Merger Agreement, (iii) result in any of the conditions set forth in Article VIII of the Merger Agreement not being fulfilled prior to the Outside Date, or (iv) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Parent; and

(vi)    to approve or authorize (or to vote against or withhold consent for, as applicable) any other matters necessary or reasonably requested by the Company or Parent for the consummation of the Transactions;

provided, however, that such Sponsor shall not vote or provide consent with respect to any of its Parent Securities or New Securities that have the power to vote (including, without limitation, by proxy or power of attorney) that are not held by Parent’s directors, officers, affiliates or greater than 5% shareholders of Parent, or take any other action, in each case to the extent any such vote, consent or other action would preclude Parent from filing the Registration Statement with the SEC as contemplated by the Merger Agreement. Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing prior to the Expiration Time.

(b)    Each Sponsor shall not redeem any shares of Parent Common Stock owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement and shall comply with, and fully perform all of his, her or its obligations, covenants and agreements set forth in that certain Letter Agreement, dated February 24, 2021, by and among the Sponsors and Parent (the “Voting Letter Agreement”).

(c)    During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Section 9.01 thereof, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Parent or any of its Subsidiaries), on the one hand, and Parent or any of its Subsidiaries, on the other hand (including, for the avoidance of doubt, the Voting Letter Agreement) without the Company’s prior written consent.

(d)    Each Sponsor hereby acknowledges that the Amended and Restated Bylaws of Parent in a form to be agreed by the parties (the “Amended Bylaws”) shall provide that the shares of Parent Common Stock will be subject to Transfer restrictions (i.e., a “lock-up”) following the Closing. Accordingly, each Sponsor hereby agrees to be bound by and comply with the Amended Bylaws as if such Transfer restrictions was set forth herein and made a part hereof.

(e)    Each Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, First Merger Sub, Second Merger Sub, the Company or any of their respective successors or directors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Sponsor Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement. Each Sponsor hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent from the First Merger or appraisal or dissenters’ rights that it may at any time have under applicable Laws, including Section 262 of the DGCL.

(f)    Each Sponsor hereby consents to the publication and disclosure in the Proxy Statement and Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Parent or the Company to any Governmental Authority or to securityholders of Parent) of such Sponsor’s identity and beneficial ownership of Parent Securities and the nature of such Sponsor’s commitments, arrangements and understandings under and relating to this Sponsor Agreement and, if deemed appropriate by Parent or the Company, a copy of this Sponsor Agreement. Each Sponsor will promptly provide any information reasonably requested by Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

(g)    Upon the failure of a Sponsor to vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of such Sponsor’s shares of Parent Common Stock in accordance with Section 1.4 of this Sponsor Agreement at any meeting of the stockholders of Parent (or any adjournment or postponement thereof), or in any other circumstance in which the vote, consent or other approval of the shareholders of Parent is sought, such Sponsor shall be deemed to have irrevocably granted to, and appointed, Parent, and any designee thereof, and each of them individually, as such Sponsor’s proxy and attorney-in-fact (with full power of substitution), for and in such Sponsor’s name, place and stead, to include such Sponsor’s Parent Common Stock in any computation for purposes of establishing a quorum at any such meeting of the stockholders of Parent and to provide consent or vote such Sponsor’s Parent Common Stock in any action by written consent of the stockholders of Parent or at any meeting of the stockholders of Parent called with respect to any of the matters specified in, and in accordance and consistent with, Section 1.4 of this Sponsor Agreement. Each Sponsor hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. Notwithstanding any other provision of this Sponsor Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Sponsor Agreement.

Section 1.5    Anti-Dilution Waiver. Each Sponsor hereby waives, to the fullest extent permitted by Law, (i) any rights of anti-dilution applicable to the issuance of shares of Parent Common Stock in connection with the Transactions and (ii) any rights under any Contract or other arrangement with Parent to convert all or any portion of any amounts loaned or advanced to Parent or its Subsidiaries at any time prior to or at the Closing into warrants to purchase Parent Common Stock. This waiver shall be applicable only in connection with the Transactions and shall be void and of no force and effect following the Expiration Time.

Section 1.6    Binding Effect of Merger Agreement. Each Sponsor shall be bound by and comply with Sections 7.06 (Exclusivity) and 7.11 (Public Announcements) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Sponsor was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to “Parent” in Section 7.06 of the Merger Agreement also referred to each Sponsor.

Section 1.7    Further Assurances. Each Sponsor shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Parent or the Company, to effect the actions and consummate the Mergers and the other transactions contemplated by this Sponsor Agreement and the Merger Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.8    No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor (i) has not entered into, and shall not enter into, any voting agreement, voting trust or other agreement with respect to any of such Sponsor’s Parent Securities that is inconsistent with such Sponsor’s obligations pursuant to this Sponsor Agreement or any agreement or amendment of an existing agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder, and (ii) has not granted, and shall not grant, a proxy, power of attorney or similar right with respect to any of such Sponsor’s Parent Securities that is inconsistent with such Sponsor’s obligations pursuant to this Sponsor Agreement.

Section 1.9    Release of Claims. Effective as of, and conditioned upon occurrence of, the Closing, each Sponsor, for himself, herself or itself and on behalf of each of his, her or its Affiliates and each of their respective successors (each, a “Releasing Party”), hereby unequivocally, voluntarily, knowingly, willingly, unconditionally, completely and, irrevocably releases, acquits, exculpates and forever waives and relinquishes all claims, suits, debts, demands, liabilities, setoffs, counterclaims, actions, manners of action and causes of action of whatever kind or nature, whether known or unknown (collectively, “Claims”), which any Releasing Party has, may have or might have or may assert now or in the future, against Parent, the Company and their respective Subsidiaries and Representatives (in each case, solely in their capacity as such), successors and permitted assigns, and each of their respective officers, directors, owners, partners, managers or employees (in each case, solely in their capacity as such) (collectively, the “Released Parties”) to the extent arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which, in each and every case, occurred, existed, was taken, permitted, incurred or begun at or prior to the Closing, in each case solely with regard to Parent, the business or operations of Parent prior to the Closing or the Transactions; provided that nothing contained in this Section 1.9 shall be construed as a waiver of any rights under (i) this Sponsor Agreement, (ii) any other Transaction Document to which any Releasing Party is party, (iii) if such Sponsor is an employee of Parent, rights to accrued but unpaid salary, bonuses, expense reimbursements (in accordance with Parent’s employee expense reimbursement policy), accrued vacation and other benefits under Parent’s employee benefit plans, or (iv) any indemnification, employment or other similar arrangements (including any such arrangement providing for exculpation or advancement of expenses), including any rights to indemnification, exculpation, advancement of expense or similar rights set forth in the Parent Organizational Documents, any indemnification agreement between Parent and such Sponsor, or as provided by law or any directors’ and officers’ liability insurance.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1    Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Parent and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a)    Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (subject to the Remedies Exceptions). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b)    Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Parent Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Parent Securities (other than transfer restrictions under the Securities Act) affecting any such Parent Securities, other than Liens pursuant to (i) this Sponsor

Agreement, (ii) the Parent Organizational Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor’s Parent Securities are the only equity securities in Parent owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s Parent Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Parent Securities, except as provided hereunder and under the Voting Letter Agreement. Other than the Parent Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(c)    No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any person (including under any Contract binding upon such Sponsor or such Sponsor’s Parent Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(d)    Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(e)    Brokerage Fees. Except as set forth on Section 5.12 of the Parent Disclosure Schedule, no broker, finder, investment banker or other person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by such Sponsor, for which Parent or any of its Subsidiaries may become liable.

(f)    Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Parent or its Subsidiaries.

(g)    Acknowledgment. Such Sponsor understands and acknowledges that each of Parent and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1    Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (i) the Expiration Time and (ii) as to each Sponsor, the written agreement of the Sponsor, Parent, and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This ARTICLE III shall survive the termination of this Sponsor Agreement.

Section 3.2    Governing Law. This Sponsor Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Sponsor Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Sponsor Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Sponsor Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 3.3    WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Sponsor Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Sponsor Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 3.3.

Section 3.4    Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Sponsor Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Sponsor Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Sponsor Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 3.6    Amendment; Waiver. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, the Company and the Sponsor Holdco.

Section 3.7    Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.8:

If to Parent:

Isleworth Healthcare Acquisition Corp.

360 Central Avenue, First Central Tower, Suite 800

St. Petersburg, Florida 33701

Attention: Dan Halvorson

Email: dan@isleworthhealthcare.com

with a copy to (which will not constitute notice):

ArentFox Schiff LLP

1717 K Street NW

Washington, DC 20006

Attention: Ralph V. De Martino

Email: RDeMartino@schiffhardin.com

If to the Company:

Cytovia Holdings, Inc.

18851 NE 29th Ave, 2nd Floor

Aventura, Florida 33180

Attention: Elysa Mantel

Email: emantel@cytoviatx.com

with a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards

New York, NY 10001-2157

Attention: Josh Kaufman and David Silverman

Email:    josh.kaufman@cooley.com and dsilverman@cooley.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I.

Section 3.9    Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10    Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Parent, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

ISLEWORTH HEALTHCARE SPONSOR I, LLC

By:
	Name:	Robert Whitehead
	Title:	Chief Executive Officer

Name:	W. Robert Dahl

Name:	Dan Halvorson

Name:	Michelle McKenna

Name:	Vipul Patel

Name:	Monica Reed

Name:	Allen Weiss

Name:	Robert Whitehead

[Signature Page to Sponsor Support Agreement]

PARENT:

ISLEWORTH HEALTHCARE ACQUISITION CORP.

By:
Name:	Robert Whitehead
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

CYTOVIA HOLDINGS, INC.

By:
Name:	Daniel Teper
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Parent Common Stock and Parent Warrants

Sponsor	Parent Common Shares		Parent Warrants
Isleworth Healthcare Sponsor I, LLC c/o Isleworth Healthcare Acquisition Corp. 360 Central Avenue, First Central Tower, Suite 800, St. Petersburg, Florida 33701	5,067,000		4,912,000
W. Robert Dahl c/o Isleworth Healthcare Acquisition Corp. 360 Central Avenue, First Central Tower, Suite 800, St. Petersburg, Florida 33701	36,000		—
Dan Halvorson c/o Isleworth Healthcare Acquisition Corp. 360 Central Avenue, First Central Tower, Suite 800, St. Petersburg, Florida 33701	—	(1)	—	(1)
Michell McKenna c/o Isleworth Healthcare Acquisition Corp. 360 Central Avenue, First Central Tower, Suite 800, St. Petersburg, Florida 33701	36,000		—
Vipul Patel c/o Isleworth Healthcare Acquisition Corp. 360 Central Avenue, First Central Tower, Suite 800, St. Petersburg, Florida 33701	—	(1)	—	(1)
Monica Reed c/o Isleworth Healthcare Acquisition Corp. 360 Central Avenue, First Central Tower, Suite 800, St. Petersburg, Florida 33701	36,000		—
Allen Weiss c/o Isleworth Healthcare Acquisition Corp. 360 Central Avenue, First Central Tower, Suite 800, St. Petersburg, Florida 33701	—	(1)	—	(1)
Robert Whitehead c/o Isleworth Healthcare Acquisition Corp. 360 Central Avenue, First Central Tower, Suite 800, St. Petersburg, Florida 33701	5,067,000	(2)	5,067,000	(2)

[Schedule I to Sponsor Support Agreement]

(1)

Each of these individuals hold an interest in Sponsor Holdco. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(2)	Consists of shares and warrants held by Sponsor Holdco, of which Mr. Whitehead is the sole manager.

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

Administrative Services Agreement, dated February 24, 2021, by and between Parent and RSW Consultants, LLC

[Schedule II to Sponsor Support Agreement]